                                                                    EXHIBIT 3.01

                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                              ISONICS CORPORATION

     James E. Alexander and Paul J. Catuna certify that:

     1. They are the President and the Secretary, respectively of Isonics Corporation, a California Corporation.

     2. The Articles of Incorporation of this corporation are amended and restated to read as set forth in Annex "A" hereto.
                                 ---------

     3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the board of directors.

     4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the corporation entitled to vote is 11,698,075 shares of Common Stock, 3,750 shares of Class A, Series 1 Nonvoting Preferred Stock and 2,500 shares of Class A, Series 2 Nonvoting Preferred Stock. There are no shares of the corporation's Class B Preferred Stock issued or outstanding. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock, one hundred percent (100%) of the outstanding shares of Class A, Series 1 Nonvoting Preferred Stock and one hundred percent (100%) of the Class A, Series 2 Nonvoting Preferred Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our knowledge.

Dated:  December 2, 1996


/s/ J. E. ALEXANDER
-----------------------------
James E. Alexander, President

/s/ PAUL J. CATUNA
-----------------------------
Paul J. Catuna, Secretary

                                    Annex "A"
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                              ISONICS CORPORATION


                                   ARTICLE I

     The name of this corporation is: Isonics Corporation.

                                  ARTICLE II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     The aggregate number of shares of capital stock which this corporation shall be authorized to issue is Thirty Million (30,000,000), which shall consist of:

          (a) Twenty Million (20,000,000) shares which shall be designated as Common Stock; and

          (b) Ten Million (10,000,000) shares which shall be designated as Class A Preferred Stock.

     Upon the filing of these articles, each issued and outstanding share of Common Stock shall be reverse split into .145138 shares of Common Stock (the "Split").


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

                                  ARTICLE IV

            The shares of this corporation's Preferred Stock may be issued from time to time in one or more series as the Board of Directors may from time to time determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon, any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolution of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series prior to or subsequent to the issuance of shares of that series.

                                   ARTICLE V

            5.1  Conversion Upon Filing.  Effective upon the filing of these
                 ----------------------
articles (the "Conversion Date"), all then outstanding shares of Class A, Series 1 Nonvoting Preferred Stock ("Series 1 Preferred") and Class A Series 2 Nonvoting Preferred Stock ("Series 2 Preferred") (the Series 1 Preferred and Series 2 Preferred referred to collectively as the "Class A Preferred") shall convert into fully paid and nonassessable shares of Common Stock at the conversion rate (after giving effect to the Split) of 15.4104 shares of Common Stock for each outstanding share of Class A Preferred Stock (the "Conversion Rate").

            5.2  Procedures.  As promptly as practicable after the surrender of
                 ----------
all then-outstanding certificates representing shares of Class A Preferred Stock, this corporation shall deliver or cause to be delivered at its principal office to the holder of such shares of Class A Preferred Stock, a certificate or certificates representing the shares of Common Stock issuable upon such conversion, issued in the name of such holder. Shares of Class A Preferred Stock shall be deemed to have been converted as of the Conversion Date. Thereafter, the holder of any certificate representing Class A Preferred Stock shall no longer have any rights to such Class A Preferred Stock and such person shall be treated for all purposes as having become the record holder of Common Stock at such time.

                                   ARTICLE VI

          (a)  Liability of Directors.  The liability of directors of the
               ----------------------
corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

          (b)  Indemnification.  The corporation is authorized to provide
               ---------------
indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

          (c)  Amendment, Modification.  Any amendment, repeal or modification
               -----------------------
of any provision of this Article VI shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

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